Exhibit 99

Contact Info:    James A. Marcotte, Executive Vice President, Chief Financial Officer and Treasurer (978) 656-5614

Enterprise Bancorp, Inc. Announces 2016 Net Income, Total Assets, Loan and Deposit Growth of 16%, 11%, 9%, and 16%, Respectively
LOWELL, Mass., January 26, 2017 (GLOBE NEWSWIRE) - Enterprise Bancorp, Inc. (the “Company”) (NASDAQ: EBTC), parent of Enterprise Bank, announced net income for the year ended December 31, 2016 of $18.8 million, an increase of $2.6 million, or 16%, compared to the year ended December 31, 2015. Diluted earnings per share were $1.70 for the year ended December 31, 2016, an increase of 10%, compared to the year ended December 31, 2015. Net income for the three months ended December 31, 2016 amounted to $5.0 million, an increase of $232 thousand, or 5%, compared to the same three-month period in 2015. Diluted earnings per share were $0.43 for the three months ended December 31, 2016, a decrease of 4%, compared to the same three-month period in 2015. In 2016, diluted earnings per share for the fourth quarter fully includes the dilutive impact of the Company’s recent equity offering and the full year 2016 includes the dilutive effect from June 23rd to December 31st.

As previously announced on January 17, 2017, the Company declared a quarterly dividend of $0.135 per share to be paid on March 1, 2017, to shareholders of record as of February 8, 2017. The 2017 dividend rate represents a 3.8% increase over the 2016 dividend rate.

Chief Executive Officer Jack Clancy commented, “The increase in our 2016 earnings of 16% compared to 2015 is largely driven by our growth over the last twelve months. Total assets, loans, and customer deposits have increased 11%, 9%, and 16%, respectively, as compared to December 31, 2015. With this strong growth, both our loans and customer deposits surpassed $2 billion with loans and deposits finishing the year at $2.02 billion and $2.21 billion, respectively. This growth continues to be driven by the collective efforts and contributions of our dedicated Enterprise team, active community involvement, relationship building and a customer-focused mindset, market expansion, and ongoing enhancements to our state-of-the-art product and service offerings.”

Mr. Clancy continued, “Strategically, our focus remains on organic growth and continually planning for and investing in our future. Our 23rd branch, on Route 101A in Nashua, NH, which opened in early July has been well received. We anticipate opening our 24th branch office in Windham, NH mid-year 2017. We are looking forward to the relocation of our branches in Salem, NH and Leominster, MA, which we expect will both be completed in 2017, providing improved and state-of-the-art branches in those communities to better serve our customers.”

Founder and Chairman of the Board George Duncan commented, “This quarter represents our 109th consecutive profitable quarter. Additionally, reaching the $2 billion mark in both loans and customer deposits and having total assets reach $2.5 billion in just 28 years are significant milestones of which we are very proud. The consistency of our profitability and our organic-focused growth have allowed us to think and plan long term, which has truly benefited our shareholders, customers, employees and the communities in which we operate. In 2016, we completed a successful $20 million equity offering due to the strong support we received from existing shareholders and new community shareholders. We believe that expanding our shareholder base in the local community is an important part of our long term growth. Additionally, for the fifth consecutive year, in 2016, Enterprise Bank has been named one of the “Top Places to Work in Massachusetts” in the employee-based survey from The Boston Globe, recognized as #5 among large-sized companies. This recognition is truly an honor and results from the caring, dedication, mutual respect and pursuit of excellence from each of our Enterprise team members, as well as a reflection of the spirit and purpose on which our Enterprise operates. Our team has made Enterprise what it is today, and is what will differentiate us as we grow into the future.”

Results of Operations

Net interest income for the year ended December 31, 2016 amounted to $86.8 million, an increase of $8.5 million, or 11%, compared to the year ended December 31, 2015. Net interest income for the three months ended December 31, 2016 amounted to $22.6 million, an increase of $1.9 million, or 9%, compared to the same period in 2015. The increase in net interest income was due primarily to loan growth. Average loan balances (including loans held for sale) increased $179.3 million for the twelve months ended December 31, 2016 and $171.9 million for the three months ended December 31, 2016, compared to the same 2015 period averages. Net interest margin was 3.94% for the year ended December 31, 2016, compared to 3.97% for the year ended December 31, 2015. Net interest margin was 3.86% for the three months ended December 31, 2016, which is consistent with the three months ended September 30, 2016. Net interest margin was 3.97% for the three months ended December 31, 2015.

For the years ended December 31, 2016 and December 31, 2015, the provision for loan losses amounted to $3.0 million and $3.3 million, respectively. For the three months ended December 31, 2016 and December 31, 2015, the provision for loan losses amounted to $490 thousand and $1.2 million, respectively. The decrease in the provision in the current periods was due primarily to a lower level of loan growth with generally improving credit quality metrics compared to the prior year.
Contributing to the decline in the provision for loan losses compared to the prior year were:

•	Loan growth for the year ended December 31, 2016 of $162.8 million compared to $187.4 million during the year ended December 31, 2015.

•	Total non-performing loans as a percentage of total loans (a measure of credit risk) declined to 0.47% at December 31, 2016, compared to 0.74% at December 31, 2015.

•	The Company recorded net charge-offs of $659 thousand for the year ended December 31, 2016, compared to net charge-offs of $1.4 million for the year ended December 31, 2015.

Partially offsetting the factors above was the balance of the allowance for loan losses allocated to impaired and classified loans which amounted to $4.4 million at December 31, 2016, compared to $3.3 million at December 31, 2015. This increase was due primarily to the credit rating downgrade of four larger commercial relationships to “criticized” or “adverse” risk ratings, including two relationships additionally designated as impaired, based on a review of their individual business circumstances, requiring higher levels of reserves in the current period. Although some weaknesses had been identified necessitating the downgrades, the borrowers continue to make payments per the loan agreements and the loans remain in accruing status.

The allowance for loan losses to total loans ratio was 1.55% at December 31, 2016 and 1.56% at December 31, 2015. In general, the credit quality of the loan portfolio is improving, in part due to improved economic conditions over the past twelve months; however, individual loan downgrades, such as those noted above, which will occur due to individual business circumstances, have contributed to a more gradual decline in the ratio.
Non-interest income for the year ended December 31, 2016 amounted to $14.4 million, a decrease of $526 thousand, or 4%, compared to the year ended December 31, 2015. This decrease was due primarily to a decrease in net gains on the sales of investment securities, partially offset by increases in deposit and interchange fees, income on bank-owned life insurance and gains on loan sales. Non-interest income for the three months ended December 31, 2016 amounted to $3.7 million, a decrease of $375 thousand, or 9%, compared to the same quarter last year. This decrease was due primarily to a decrease in net gains on the sales of investment securities and other income. In the fourth quarter of 2015, other income was impacted by gains on life insurance.

For the year ended December 31, 2016, non-interest expense amounted to $70.3 million, an increase of $4.6 million, or 7%, over the year ended December 31, 2015. Increases in expenses over the prior year primarily related to the Company’s strategic growth and market expansion initiatives, particularly increases in salaries and benefits and technology expenses. Non-interest expense for the quarter ended December 31, 2016 amounted to $18.5 million, an increase of $1.8 million, or 11%, compared to the same quarter in the prior year. Increases in expenses over the same quarter in 2015 primarily related to the Company’s strategic growth and market expansion initiatives, particularly increases in salaries and benefits and advertising and public relations expenses.

Key Financial Highlights

▪
Total assets amounted to $2.53 billion at December 31, 2016, compared to $2.29 billion at December 31, 2015, an increase of $240.7 million, or 11%. Since September 30, 2016, total assets have increased $55.4 million, or 2%.

▪
Total loans amounted to $2.02 billion at December 31, 2016, compared to $1.86 billion at December 31, 2015, an increase of $162.8 million, or 9%. Since September 30, 2016, total loans have increased $36.9 million, or 2%.

▪
Total deposits, excluding brokered deposits, (customer deposits) were $2.21 billion at December 31, 2016, compared to $1.91 billion at December 31, 2015, an increase of $298.2 million, or 16%. Since September 30, 2016, total deposits, excluding brokered deposits, have increased $47.3 million, or 2%. Brokered deposits were $59.4 million at December 31, 2016, compared to $59.3 million and $106.8 million at September 30, 2016 and at December 31, 2015, respectively.

▪
Investment assets under management amounted to $725.3 million at December 31, 2016, compared to $678.4 million at December 31, 2015, an increase of $47.0 million, or 7%. Since September 30, 2016, investment assets under management have increased $15.6 million, or 2%.

▪
Total assets under management amounted to $3.33 billion at December 31, 2016, compared to $3.04 billion at December 31, 2015, an increase of $297.4 million, or 10%. Since September 30, 2016, total assets under management have increased $71.1 million, or 2%.

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank. The Company is principally engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through Enterprise Bank and its subsidiaries, the Company offers a range of commercial and consumer loan products, and deposit and cash management services, as well as investment advisory and wealth management, trust, and insurance services. The Company’s headquarters and the bank’s main office are located at 222 Merrimack Street in Lowell, Massachusetts. The Company’s primary market area is the greater Merrimack Valley and North Central regions of Massachusetts and Southern New Hampshire. Enterprise Bank has 23 full-service branch offices located in the Massachusetts communities of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Lawrence, Leominster, Methuen, Tewksbury, Tyngsborough and Westford and in the New Hampshire communities of Derry, Hudson, Nashua, Pelham and Salem. The Company also anticipates that the Windham, NH office will open mid-year 2017.

This earnings release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by reference to a future period or periods or by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” “plan,” and other similar terms or expressions. Forward-looking statements should not be relied on because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance, and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, and the receipt of required regulatory approvals. For more information about these factors, please see our reports filed with or furnished to the Securities and Exchange Commission (the “SEC”), including our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations.” Any forward-looking statements contained in this press release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

ENTERPRISE BANCORP, INC.
Consolidated Balance Sheets
(unaudited)

(Dollars in thousands)	December 31, 2016	December 31, 2015
Assets
Cash and cash equivalents:
Cash and due from banks	$33,047	$32,318
Interest-earning deposits	17,428	19,177
Total cash and cash equivalents	50,475	51,495
Investment securities at fair value	374,790	300,358
Federal Home Loan Bank stock	2,094	3,050
Loans held for sale	1,569	1,709
Loans, less allowance for loan losses of $31,342 at December 31, 2016, and $29,008 at December 31, 2015	1,991,387	1,830,954
Premises and equipment, net	33,540	30,553
Accrued interest receivable	8,792	7,790
Deferred income taxes, net	17,020	14,111
Bank-owned life insurance	28,765	28,018
Prepaid income taxes	1,344	57
Prepaid expenses and other assets	10,837	11,780
Goodwill	5,656	5,656
Total assets	$2,526,269	$2,285,531
Liabilities and Stockholders’ Equity
Liabilities
Deposits	$2,268,921	$2,018,148
Borrowed funds	10,671	53,671
Subordinated debt	14,834	14,822
Accrued expenses and other liabilities	16,794	18,287
Accrued interest payable	263	276
Total liabilities	2,311,483	2,105,204
Commitments and Contingencies
Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—
Common stock $0.01 par value per share; 20,000,000 shares authorized; 11,475,742 shares issued and outstanding at December 31, 2016 (including 141,580 shares of unvested participating restricted awards), 10,377,787 shares issued and outstanding at December 31, 2015 (including 144,717 shares of unvested participating restricted awards)	115	104
Additional paid-in capital	85,421	61,008
Retained earnings	130,008	116,941
Accumulated other comprehensive income	(758)	2,274
Total stockholders’ equity	214,786	180,327
Total liabilities and stockholders’ equity	$2,526,269	$2,285,531

ENTERPRISE BANCORP, INC.
Consolidated Statements of Income
(unaudited)

	Three months ended December 31,		Year ended December 31,
(Dollars in thousands, except per share data)	2016	2015	2016	2015
Interest and dividend income:
Loans and loans held for sale	$22,011	$20,408	$85,390	$77,946
Investment securities	1,920	1,521	6,640	5,346
Other interest-earning assets	96	42	285	179
Total interest and dividend income	24,027	21,971	92,315	83,471
Interest expense:
Deposits	1,189	1,035	4,514	4,068
Borrowed funds	2	6	81	38
Subordinated debt	233	234	928	1,071
Total interest expense	1,424	1,275	5,523	5,177
Net interest income	22,603	20,696	86,792	78,294
Provision for loan losses	490	1,167	2,993	3,267
Net interest income after provision for loan losses	22,113	19,529	83,799	75,027
Non-interest income:
Investment advisory fees	1,181	1,182	4,774	4,750
Deposit and interchange fees	1,334	1,304	5,124	4,879
Income on bank-owned life insurance, net	183	195	747	553
Net gains on sales of investment securities	191	465	802	1,828
Gains on sales of loans	209	119	601	492
Other income	607	815	2,393	2,465
Total non-interest income	3,705	4,080	14,441	14,967
Non-interest expense:
Salaries and employee benefits	11,428	10,351	43,886	40,285
Occupancy and equipment expenses	1,909	1,824	7,362	7,308
Technology and telecommunications expenses	1,532	1,487	6,080	5,710
Advertising and public relations expenses	746	539	2,833	2,719
Audit, legal and other professional fees	480	449	1,721	1,657
Deposit insurance premiums	390	325	1,387	1,214
Supplies and postage expenses	237	252	965	988
Other operating expenses	1,781	1,480	6,094	5,851
Total non-interest expense	18,503	16,707	70,328	65,732
Income before income taxes	7,315	6,902	27,912	24,262
Provision for income taxes	2,362	2,181	9,161	8,114
Net income	$4,953	$4,721	$18,751	$16,148

Basic earnings per share	$0.43	$0.46	$1.71	$1.56
Diluted earnings per share	$0.43	$0.45	$1.70	$1.55

Basic weighted average common shares outstanding	11,457,907	10,366,646	10,966,333	10,323,016
Diluted weighted average common shares outstanding	11,539,491	10,438,854	11,039,511	10,389,934

ENTERPRISE BANCORP, INC.
Selected Consolidated Financial Data and Ratios
(unaudited)

(Dollars in thousands, except per share data)	At or for the year ended December 31, 2016	At or for the year ended December 31, 2015

BALANCE SHEET AND OTHER DATA
Total assets	$2,526,269	$2,285,531
Loans serviced for others	80,996	71,272
Investment assets under management	725,338	678,377
Total assets under management	$3,332,603	$3,035,180

Book value per share	$18.72	$17.38
Dividends paid per common share	$0.52	$0.50
Total capital to risk weighted assets	11.79%	10.70%
Tier 1 capital to risk weighted assets	9.80%	8.66%
Tier 1 capital to average assets	8.34%	7.73%
Common equity tier 1 capital to risk weighted assets	9.80%	8.66%
Allowance for loan losses to total loans	1.55%	1.56%
Non-performing assets	$9,485	$13,845
Non-performing assets to total assets	0.38%	0.61%

INCOME STATEMENT DATA
Return on average total assets	0.78%	0.76%
Return on average stockholders’ equity	9.33%	9.29%
Net interest margin (tax equivalent)	3.94%	3.97%